TERM NOTE

$30,000,000	October 29, 2007 Minneapolis, Minnesota

FOR VALUE RECEIVED, VITESSE SEMICONDUCTOR CORPORATION, a Delaware corporation (the “Borrower”), hereby promises to pay to the order of WHITEBOX VSC, LTD., a limited partnership organized under the law of the British Virgin Islands (“Whitebox”), at the main office of Whitebox, as agent (in such capacity, the “Agent”) for the Lenders (as such term and each other capitalized term used herein are defined in the Loan Agreement hereinafter referred to), in Minneapolis, Minnesota, in lawful money of the United States of America in Immediately Available Funds, the principal amount of THIRTY MILLION DOLLARS AND NO CENTS ($30,000,000), and to pay interest (computed on the basis of actual days elapsed and a year of 360 days) in like funds on the unpaid principal amount hereof from time to time outstanding at the rates and times set forth in the Loan Agreement.

The principal hereof is payable as set forth in the Loan Agreement.

This note is one of the Term Notes referred to in the Loan Agreement dated as of August 23, 2007 (as the same may hereafter be from time to time amended, restated or otherwise modified, the “Loan Agreement”) among the Borrower, the Lenders from time to time party thereto, and the Agent. This note is secured, it is subject to certain mandatory prepayments and its maturity is subject to acceleration, in each case upon the terms provided in the Loan Agreement.

In the event of default hereunder, the undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys’ fees. The undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

VITESSE SEMICONDUCTOR CORPORATION

By: /s/ RICHARD C. YONKER

Name: Richard C. Yonker

Title: Chief Financial Officer